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                                                                 EXHIBIT 99.1

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FROM:                                                      FOR:
BlueFire Partners                                          Destron Fearing Corp.
1300 Fifth Street Towers, 150 S. 5th St.                   490 Villaume Avenue
Minneapolis, Minn.  55402                                  South St. Paul, Minn. 55075
Contact-Doug Ewing or Tom Langenfeld  (612) 371-0000       Contact-Tom Patin (651) 455-1621

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FOR IMMEDIATE RELEASE

DESTRON FEARING ANNOUNCES PROPOSED MERGER WITH DIGITAL ANGEL.NET, A SUBSIDIARY OF APPLIED DIGITAL SOLUTIONS, INC.

SOUTH ST. PAUL, Minn., March 6, 2000--Destron Fearing Corporation (Nasdaq: DFCO) today announced that it has signed a letter of intent to be acquired by Applied Digital Solutions, Inc. (Nasdaq:ADSX), an e-business solutions provider offering Internet, telecom, LAN, and software services to a wide variety of businesses throughout North America. The transaction is expected to close by mid-June, subject to a number of conditions, including the execution of a definitive acquisition agreement, completion of due diligence, approvals of both companies' boards of directors and shareholders, and approval of relevant government agencies.

Under the agreement, Destron Fearing would be merged into Digital Angel.net Inc., a subsidiary of Applied Digital Solutions. Destron Fearing's CEO, Randolph
K. Geissler, would become Chairman and CEO of Digital Angel.net Inc.

The proposed merger transaction contemplates a stock for stock exchange under which all common shares in Destron Fearing would be exchanged at closing for common shares in Applied Digital Solutions using an exchange ratio of .75 shares of Applied Digital Solutions' common stock for each share of Destron Fearing's common stock; provided, however, if during the time period immediately prior to closing the price of Applied Digital Solutions' common stock is less than $8.00 per share or more than $16.00 per share, the exchange ratio would be adjusted to insure that Destron Fearing shareholders received a minimum of $6.00 or a maximum of $12.00 per share in value of Applied Digital Solutions' common stock.

Commenting on the proposed acquisition, Applied Digital Solutions' Chairman and CEO, Richard J. Sullivan said, "Clearly, Destron Fearing is a highly successful and respected company in the animal monitoring arena. The fact that it's a leader in electronic monitoring technologies fits right in with our focus on e-business-to-business solutions. We're particularly excited about the potential for embedding Destron Fearing and Digital Angel.net's data and technologies into the ASP (Application Service Provider) strategy we announced recently. By leveraging the experience and knowledge of Destron Fearing's seasoned management team," Sullivan continued, "we'll strengthen Digital Angel.net Inc.'s ability to realize the full potential of the Digital Angel-TM- technology we announced last December. By pooling the talents and resources


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of these two teams, we believe Digital Angel.net Inc., could achieve a market value in excess of $1 billion in a short period of time."

Destron Fearing's CEO Randolph K. Geissler said, "We're delighted to be linking up with Applied Digital, and we look forward to assuming a leadership role at Digital Angel.net Inc. Our background, skill set and established track record of success are an excellent fit with Applied Digital's plans for competing in the tracking and monitoring business. By becoming a part of Applied Digital Solutions, we're opening up a whole new realm of opportunities."

Destron Fearing's products range from visual ear tags attached to livestock, to electronic microchips implanted under the skin of pets, fish, laboratory animals and livestock. Ear tags provide visual identification for herd animals, while microchips provide unalterable, permanent, radio frequency identification (RFID) for many species.

BACKGROUND ON DIGITAL ANGEL

In December of 1999, Applied digital Solutions announced that it had acquired the patent rights to a miniature digital transceiver - which it has named Digital Angel - implantable within the human body that could be used for a variety of purposes, such as providing a tamper-proof means of identification for enhanced e-commerce security, locating lost or missing individuals, tracking the location of valuable property and pets, and monitoring the medical conditions of at-risk patients. The implantable device sends and receives data and can be continuously tracked by GPS (Global Positioning Satellite) technology. For more information about Digital Angel, visit WWW.DIGITALANGEL.NET.

ABOUT DESTRON FEARING CORPORATION

Destron Fearing Corporation has been in the animal identification business since 1945. For over 50 years, Destron Fearing has developed, manufactured and marketed a broad range of individual animal identification products. The company owns patents worldwide in microchip technology and is a leader in the world evolution of radio frequency animal identification. The company's net sales increased in fiscal 1999 by 47 percent to $18.5 million. Net income totaled $3.5 million, after an extraordinary item related to debt restructuring. For more information about Destron Fearing Corporation, visit the company's web site at:
WWW.DESTRONFEARING.COM.

ABOUT APPLIED DIGITAL SOLUTIONS, INC.

Applied Digital Solutions, Inc. is an e-business solutions provider offering Internet, telecom, LAN and software services to a wide variety of businesses throughout North America. For more information, visit the company's web site at WWW.ADSX.COM.

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated or projected. These risks include uncertainties related to the timing and implementation of various government programs in the United States and overseas, the timing of orders received under various contracts, the degree to which prospective customers accept the company's technology, the outcome of litigation, and


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other risks as outlined in the company's filings with the Securities and
Exchange Commission on Forms 10-K and 10-Q.